EXHIBIT 23
Consent of Independent Registered Public Accounting Firm and Report on Schedule

Consent
We consent to the incorporation by reference in the following Registration Statements:

Form S-4, No. 333-11573; Form S-8, No. 333-41593; Form S-8, No. 333-50146; Form S-4, No. 333-76171; Form S-8, No. 333-76171; Form S-8, No. 333-53830; Form S-8, No. 333-82690; Form S-4, No. 333-124008; Form S-8, No. 333-124008; Form S-4, No. 333-132651; Form S-8, No. 333-172501; Form S-8, No. 333-172999; Form S-8, No. 333-200398; Form S-8, No. 333-217717; Form S-8, No. 333-223523; and Form S-3, No. 333-233608;

of our reports dated February 21, 2020, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Verizon Communications Inc. ("Verizon"), incorporated by reference in this Annual Report (Form 10-K) of Verizon for the year ended December 31, 2019, and the financial statement schedule of Verizon, included herein.

Report on Schedule
To the Shareholders and the Board of Directors of Verizon Communications Inc.:

We have audited the consolidated financial statements of Verizon as of December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, and have issued our report thereon dated February 21, 2020 incorporated by reference in this Annual Report (Form 10-K) of Verizon from the 2019 Annual Report to Shareholders of Verizon. Our audits of the consolidated financial statements included the financial statement schedule listed in Item 15(a) of this Annual Report (Form 10-K) (the “schedule”). This schedule is the responsibility of Verizon's management. Our responsibility is to express an opinion on Verizon’s schedule based on our audits.

In our opinion, the schedule presents fairly, in all material respects, the information set forth therein when considered in conjunction with the consolidated financial statements.

/s/ Ernst & Young LLP
Ernst & Young LLP
New York, New York

February 21, 2020